Exhibit 99.1

Phillips 66 Partners Announces 22 Percent Increase in
Quarterly Cash Distribution

HOUSTON, April 23, 2014 – Phillips 66 Partners LP (NYSE: PSXP) announces the board of directors of its general partner declared a first-quarter 2014 cash distribution of $0.2743 per limited partnership unit. This quarter’s distribution represents an increase of 22 percent over the previous quarterly distribution of $0.2248, and is 29 percent above the partnership’s minimum quarterly distribution of $0.2125 per unit. Contributing to the first quarter’s distribution growth is one month of distributable cash flow from the assets acquired on March 1. The distribution is payable May 13, 2014, to unitholders of record as of May 5, 2014.

About Phillips 66 Partners
Headquartered in Houston, Phillips 66 Partners is a growth-oriented traditional master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Rich Johnson (media)
832-765-1016
rich.johnson@p66.com

William Steen (investors)
832-765-3174
william.steen@p66.com

TAX CONSIDERATIONS

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Phillips 66 Partners LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Phillips 66 Partners LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not Phillips 66 Partners LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.